Exhibit 99.1

CPI Card Group Inc. Reports Fourth Quarter and Full Year 2023 Results

Date: March 7, 2024

Fourth Quarter Sales Affected by Cautious Customer Spending as Expected; Fourth Quarter Net Sales Decreased 19%; Net Income Decreased 78%; Adjusted EBITDA Decreased 27%

Full Year Net Sales Decreased 7% to $445 Million; Net Income Decreased 34% to $24 Million; Adjusted EBITDA Decreased 8% to $89 Million

Company Anticipates Gradual Market Recovery in 2024; Financial Outlook Projects Company to Return to Sales Growth for Full Year

Littleton, CO. March 7, 2024 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payments technology company and leading provider of credit, debit, and prepaid card and digital solutions, including Software-as-a-Service-based instant issuance, today reported financial results for the fourth quarter and full year ended December 31, 2023 and provided its initial financial outlook for 2024.

As anticipated, fourth quarter sales were similar to third quarter levels as customers generally remained cautious with spending and continued their focus on managing inventory levels. Net sales decreased 19% to $102.9 million in the quarter; net income decreased 78% to $2.7 million, reflecting the impact of the sales decline and an executive retention accrual; and Adjusted EBITDA decreased 27% to $19.9 million. Sales declines also reflect challenging comparisons with the record level in the prior year quarter, when the Company posted net sales growth of 36%.

For the full year, net sales decreased 7% to $444.5 million, net income decreased 34% to $24.0 million, and Adjusted EBITDA decreased 8% to $89.5 million. Cash from operating activities increased 9% to $34.0 million and Free Cash Flow of $27.6 million more than doubled from 2022. The year-end Net Leverage Ratio of 3.1x was relatively consistent with the prior year level.

The Company anticipates cautious customer spending will continue into 2024, with the market gradually recovering over the course of the year. The Company’s initial financial outlook for 2024 projects slight increases in both net sales and Adjusted EBITDA.

“Fourth quarter business trends were largely in-line with expectations, as customers continued to prioritize managing inventory levels,” said John Lowe, President and Chief Executive Officer. “We believe card issuance trends to consumers remain healthy and we will continue to focus on gaining market share through innovative solutions and leading customer service and quality.”

Lowe added, “Longer-term, we aim to supplement growth in our current portfolio by expanding into adjacent markets and offering additional products and services, including digital solutions, for our base of thousands of financial institution customers. In 2024, we are investing in these opportunities, as well as in our companywide go-to-market resources.”

Lowe was named President and CEO in January, succeeding Scott Scheirman, who previously announced his intent to retire in early 2024.

“I want to thank Scott for his leadership of the company over the last six years as we delivered a remarkable turnaround and are now positioned as a leader in the U.S. payments space, with a strong foundation for the future,” said Lowe.

The Company believes long-term growth trends for the U.S. card market remain strong, led by consumer card growth, widespread adoption of eco-focused cards and the ongoing conversion to contactless cards. Based on figures released by the networks, Visa and Mastercard® U.S. debit and credit cards in circulation increased at a compound annual growth rate of 10% for the three-year period ending September 30, 2023.

CPI is a top payment solutions provider in the U.S. serving thousands of banks, credit unions and fintechs. The Company is a leader in the U.S. markets for eco-focused payment cards, personalization and Software-as-a-Service-based instant issuance solutions for small and medium U.S. financial institutions and retail prepaid debit card solutions, and maintains longstanding customer relationships.

2023 Business Highlights

●	A leading provider of eco-focused payment card solutions in the U.S. market, with more than 100 million eco-focused cards sold since launch in late 2019.
●	A leading provider of Software-as-a-Service-based instant issuance solutions in the U.S., with more than 15,000 Card@Once® installations across more than 2,000 financial institutions.
●	Strong cash flow generation, with cash provided by operating activities increasing 9% and Free Cash Flow more than doubling from the 2022 levels.
●	The Company reduced the outstanding balance on its 8.625% Senior Secured Notes by $17.1 million during the year through open market repurchases and ended the year with a Net Leverage Ratio of 3.1x.
●	The Company announced a $20 million share repurchase authorization and initiated execution in December. Through February 2024, the Company had repurchased in the open market or had committed to repurchase through its stock purchase agreement with its majority stockholder more than $4 million in shares under the authorization.

Fourth Quarter 2023 Financial Highlights

Net sales decreased 19% year-over-year to $102.9 million in the fourth quarter of 2023.

●	Debit and Credit segment net sales decreased 22% to $82.1 million, primarily due to declines in card volumes.
●	Prepaid Debit segment net sales decreased 5% to $21.0 million.

Fourth quarter gross profit decreased 25% to $35.4 million and gross profit margin was 34.4%, which compared to 37.6% in the prior year fourth quarter.

Fourth quarter income from operations decreased 53% to $10.5 million; net income decreased 78% to $2.7 million, or $0.23 diluted earnings per share; and Adjusted EBITDA decreased 27% to $19.9 million. Income from operations, net income and Adjusted EBITDA declines were driven by the sales decrease. The net income decrease was also impacted by a higher effective tax rate compared to prior year, partially offset by lower interest expense. Income from operations and net income were negatively impacted by approximately $3 million of pre-tax operating expenses related to an executive retention package, including stock compensation, which are not included in Adjusted EBITDA.

Full Year 2023 Financial Highlights

Net sales decreased 7% year-over-year to $444.5 million in 2023.

●	Debit and Credit segment net sales decreased 8% to $361.1 million, primarily due to volume declines in eco-focused contactless cards compared to significant orders in 2022 and lower contact card sales, partially offset by increased sales of other contactless cards and services related to Card@Once® instant issuance solutions.
●	Prepaid Debit segment net sales decreased 2% to $84.2 million.

Full year gross profit decreased 12% to $155.5 million and gross profit margin was 35.0%, which compared to 36.9% in the prior year.

Full year income from operations decreased 22% to $61.6 million; net income decreased 34% to $24.0 million, or $2.01 diluted earnings per share; and Adjusted EBITDA decreased 8% to $89.5 million. Income from operations, net income and Adjusted EBITDA declines were driven by lower net sales, partially offset by lower operating expenses, while the net income decline also reflects a higher effective tax rate, partially offset by lower interest expense. Income from operations and net income were negatively impacted by approximately $7 million of pre-tax operating expenses related to an executive retention package, including stock compensation, which are not included in Adjusted EBITDA.

Balance Sheet, Liquidity and Cash Flow

The Company generated cash from operating activities of $34.0 million in 2023, which compared to $31.3 million in 2022, and Free Cash Flow of $27.6 million, which compared to $13.5 million in the prior year. The increase in cash generation compared to the prior year was driven by working capital improvements and lower capital expenditures, partially offset by lower net income.

As of December 31, 2023, cash and cash equivalents was $12.4 million. There were $268 million of 8.625% Senior Secured Notes due 2026 and no borrowings from the ABL revolving credit facility outstanding at year-end.

The Company retired $17.1 million of Senior Notes during 2023 and spent $0.25 million to repurchase 13,180 shares of common stock in the open market during the fourth quarter.

The Company’s capital structure and allocation priorities are to maintain ample liquidity; invest in the business, including strategic acquisitions; deleverage the balance sheet; and return funds to stockholders.

“We were able to significantly improve free cash flow generation in 2023 despite the challenging sales environment,” said Jeff Hochstadt, Chief Financial Officer of CPI. “We enhanced our balance sheet by reducing net debt last year, and plan to allocate capital to repurchase stock and invest in the business for long-term growth in 2024.”

Outlook for 2024

The Company expects cautious customer spending to continue into 2024 before the market recovers over the course of the year, with first quarter sales anticipated to be similar to the 2023 fourth quarter level. The Company projects slight increases in both net sales and Adjusted EBITDA for the full year, with declines in the first half of the year offset by growth in the second half.

Free Cash Flow for 2024 is expected to be $5 million to $10 million lower than the 2023 level due to increased capital spending investment. The increased capital spending includes investment in a new state-of-the-art secure card production facility in Indiana, which will eventually replace the Company’s current Indiana facility and provide more capabilities, capacity and efficiencies.

The Company expects its year-end 2024 Net Leverage Ratio to be between 3.0x and 3.5x.

Conference Call and Webcast

CPI Card Group Inc. will hold a conference call on March 7, 2024 at 9:00 a.m. Eastern Time (ET) to review its fourth quarter and full year 2023 results. To participate in the Company's conference call via telephone or online:

U.S. dial-in number (toll-free): 888-330-3573

International: 646-960-0677

Conference ID: 8062733

Webcast Link: CPI Q4 Webcast or at https://investor.cpicardgroup.com

Participants are advised to login for the webcast 10 minutes prior to the scheduled start time.

A replay of the conference call will be available until March 21, 2024 at:

U.S. dial-in number (toll free): 800-770-2030

International: 647-362-9199

Conference ID: 8062733

A webcast replay of the conference call will also be available on CPI Card Group Inc.’s Investor Relations web site: https://investor.cpicardgroup.com

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided the following non-GAAP financial measures in this release, all reported on a continuing operations basis: EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, LTM Adjusted EBITDA and Net Leverage Ratio. These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E to this press release.

Adjusted EBITDA

Adjusted EBITDA is presented on a continuing operations basis and is defined as EBITDA (which represents earnings before interest, taxes, depreciation and amortization) adjusted for litigation; stock-based compensation expense; estimated sales tax expense; restructuring and other charges, including severance and executive retention; loss on debt extinguishment; foreign currency gain or loss; and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation in Exhibit E. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, unusual or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-operating, unusual or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses represent the reduction of cash that could be used for other purposes. Adjusted EBITDA margin percentage as shown in Exhibit E is computed as Adjusted EBITDA divided by total net sales.

We define LTM Adjusted EBITDA as Adjusted EBITDA (defined previously) for the last twelve months. LTM Adjusted EBITDA is used in the computation of Net Leverage Ratio, and is reconciled in Exhibit E.

Free Cash Flow

We define Free Cash Flow as cash flow provided by (used in) operating activities less capital expenditures. We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt. Free Cash Flow should not be considered in isolation, or as a substitute for, cash (used in) provided by operating activities or any other measures of liquidity derived in accordance with GAAP.

Financial Expectations for 2024

We have provided Adjusted EBITDA expectations for 2024 on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled or cannot be reliably predicted because they are not part of the Company’s routine activities, any of which could be significant.

Net Leverage Ratio

Management and various investors use the ratio of debt principal outstanding, plus finance lease obligations, less cash, divided by LTM Adjusted EBITDA, or “Net Leverage Ratio”, as a measure of our financial strength when making key investment decisions and evaluating us against peers.

About CPI Card Group Inc.

CPI Card Group is a payments technologies company providing a comprehensive range of credit, debit, and prepaid card and digital solutions, including Software-as-a-Service (SaaS) instant issuance. With a focus on building personal relationships and earning trust, we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees and our network of high-security production and card services facilities—located in the United States. CPI was named one of the 2024 Best Companies to Work For by U.S. News and World Report and is committed to exceeding our customers’ expectations, transforming our industry, and enhancing the way people pay every day. Learn more at www.CPIcardgroup.com.

Forward-Looking Statements

Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “aim,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements, including statements about our strategic initiatives and, market opportunities and goals, plans and projections regarding our financial position, including our guidance for the full-year 2024 results, are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.

These risks and uncertainties include, but are not limited to: a deterioration in general economic conditions, including inflationary conditions and resulting in reduced consumer confidence and business spending, and a decline in consumer credit worthiness impacting demand for our products; the unpredictability of our operating results, including an inability to anticipate changes in customer inventory management practices and its impact on our business; a disruption or other failure in our supply chain, including as a result of foreign conflicts and with respect to single source suppliers, or the failure or inability of suppliers to comply with our code of conduct or contractual requirements, or political unrest in countries in which our suppliers operate, or inflationary pressures, resulting in increased costs and inability to pass those costs on to our customers and extended production lead times and difficulty meeting customers’ delivery expectations; our failure to retain our existing customers or identify and attract new customers; our inability to recruit, retain and develop qualified personnel, including key personnel, and implement effective succession processes; adverse conditions in the banking system and financial markets, including the failure of banks and financial institutions; system security risks, data protection breaches and cyber-attacks; interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate computing infrastructure on which we rely; our inability to develop, introduce and commercialize new products and services; the usage, or lack thereof, of artificial intelligence technologies; our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness; the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies; our status as an accelerated filer and complying with the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder; our failure to maintain effective internal control over financial reporting; disruptions in production at one or more of our facilities; problems in production quality, materials and process and costs relating to product defects and any related product liability and/or warranty claims; environmental, social and governance (“ESG”) preferences and demands of various stakeholders and our ability to conform to such preferences and demands and to comply with any related regulatory requirements; the effects of climate change, negative perceptions of our products due to the impact of our products and production processes on the environment and other ESG-related risks; damage to our reputation or brand image; disruptions in production due to weather conditions, climate change, political instability or social unrest; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software; defects in our software and computing systems; our limited ability to raise capital; costs and impacts to our financial results relating to the obligatory collection of sales tax and claims for uncollected sales tax in states that impose sales tax collection requirements on out-of-state businesses or unclaimed property, as well as potential new U.S. tax legislation increasing the corporate income tax rate and challenges to our income tax positions; our inability to successfully execute on our divestitures or acquisitions; our inability to realize the full value of our long-lived assets; our inability to renew licenses with key technology licensors; the highly competitive, saturated and consolidated nature of our marketplace; costs and potential liabilities associated with compliance or failure to comply with regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security; new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and services in a timely manner; our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards; the effects of restrictions, delays or interruptions in our ability to source raw materials and components used in our products from foreign countries; the effects on the global economy of ongoing foreign conflicts; our failure to comply with environmental, health and safety laws and regulations that apply to our products and the raw materials we use in our production processes; risks associated with the majority stockholders’ ownership of our stock; potential conflicts of interest that may arise due to our board of directors being comprised in part of directors who are principals of our majority stockholders; the influence of securities analysts over the trading market for and price of our common stock; failure to meet the continued listing standards of the Nasdaq Global Market; the impact of stockholder activism or securities litigation on the trading price and volatility of our common stock; our inability to fully execute on our share repurchase program strategy; certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our majority stockholders to change the composition of our board of directors; our ability to comply with a wide variety of complex laws and regulations and the exposure to liability for any failure to comply; the effect of legal and regulatory proceedings; and other risks that are described in Part I, Item 1A, Risk Factors in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2024 and our other reports filed from time to time with the SEC.

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

CPI Card Group Inc. Earnings Release Supplemental Financial Information

Exhibit A	Condensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three months and full years ended December 31, 2023 and 2022

Exhibit B	Condensed Consolidated Balance Sheets – Unaudited as of December 31, 2023 and 2022

Exhibit C	Condensed Consolidated Statements of Cash Flows – Unaudited for the full years ended December 31, 2023 and 2022

Exhibit D	Segment Summary Information – Unaudited for the three months and full years ended December 31, 2023 and 2022

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations – Unaudited for the three months and full years ended December 31, 2023 and 2022

				EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales:
Products	$53,929	$72,323	$249,354	$281,190
Services	48,943	54,113	195,193	194,555
Total net sales	102,872	126,436	444,547	475,745
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	36,546	42,166	161,374	171,017
Services (exclusive of depreciation and amortization shown below)	28,205	34,305	117,397	119,930
Depreciation and amortization	2,703	2,467	10,287	9,031
Total cost of sales	67,454	78,938	289,058	299,978
Gross profit	35,418	47,498	155,489	175,767
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	23,521	23,447	88,255	90,782
Depreciation and amortization	1,358	1,401	5,644	5,855
Total operating expenses	24,879	24,848	93,899	96,637
Income from operations	10,539	22,650	61,590	79,130
Other expense, net:
Interest, net	(6,678)	(7,282)	(26,913)	(29,616)
Other income (expense), net	30	107	(215)	(367)
Total other expense, net	(6,648)	(7,175)	(27,128)	(29,983)
Income before income taxes	3,891	15,475	34,462	49,147
Income tax expense	(1,159)	(2,998)	(10,477)	(12,607)
Net income	$2,732	$12,477	$23,985	$36,540

Basic and diluted earnings per share:
Basic earnings per share	$0.24	$1.10	$2.10	$3.24
Diluted earnings per share	$0.23	$1.06	$2.01	$3.11

Basic weighted-average shares outstanding	11,449,379	11,385,843	11,426,124	11,291,202
Diluted weighted-average shares outstanding	11,782,476	11,805,520	11,917,556	11,749,105

Comprehensive income:
Net income	$2,732	$12,477	$23,985	$36,540
Total comprehensive income	$2,732	$12,477	$23,985	$36,540

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$12,413	$11,037
Accounts receivable, net	73,724	80,583
Inventories, net	70,594	68,399
Prepaid expenses and other current assets	8,647	7,551
Total current assets	165,378	167,570
Plant, equipment, leasehold improvements and operating lease right-of-use assets, net	63,053	57,178
Intangible assets, net	14,122	17,988
Goodwill	47,150	47,150
Other assets	3,980	6,780
Total assets	$293,683	$296,666
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$12,802	$24,371
Accrued expenses	35,803	40,070
Deferred revenue and customer deposits	840	3,571
Total current liabilities	49,445	68,012
Long-term debt	264,997	285,522
Deferred income taxes	7,139	6,808
Other long-term liabilities	24,038	18,401
Total liabilities	345,619	378,743
Commitments and contingencies
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; 0 shares issued and outstanding at December 31, 2023 and 2022	—	—
Stockholders’ deficit:
Common stock; $0.001 par value—100,000,000 shares authorized; 11,446,155 and 11,390,355 shares issued and outstanding at December 31, 2023 and 2022, respectively	11	11
Capital deficiency	(102,223)	(108,379)
Accumulated earnings	50,276	26,291
Total stockholders’ deficit	(51,936)	(82,077)
Total liabilities and stockholders’ deficit	$293,683	$296,666

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended
	December 31,
	2023	2022
Operating activities
Net income	$23,985	$36,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	12,065	11,020
Amortization expense	3,866	3,866
Stock-based compensation expense	7,507	3,479
Amortization of debt issuance costs and debt discount	1,855	1,931
Loss on debt extinguishment	243	474
Deferred income taxes	331	1,555
Other, net	(655)	1,094
Changes in operating assets and liabilities:
Accounts receivable, net	6,795	(19,745)
Inventories	(1,638)	(10,702)
Prepaid expenses and other assets	2,346	(2,700)
Income taxes, net	(1,162)	362
Accounts payable	(11,260)	(453)
Accrued expenses and other liabilities	(7,506)	2,226
Deferred revenue and customer deposits	(2,731)	2,389
Cash provided by operating activities	34,041	31,336
Investing activities
Capital expenditures for plant, equipment and leasehold improvements, net	(6,405)	(17,867)
Other	183	95
Cash used in investing activities	(6,222)	(17,772)
Financing activities
Principal payments on Senior Notes	(16,954)	(24,938)
Principal payments on ABL Revolver	(18,000)	(30,000)
Proceeds from ABL Revolver	13,000	35,000
Payments on debt extinguishment and other	(368)	(1,939)
Proceeds from finance lease financing	—	2,074
Payments on finance lease obligations	(3,871)	(3,360)
Common stock repurchased	(250)	—
Cash used in financing activities	(26,443)	(23,163)
Effect of exchange rates on cash	—	(47)
Net increase (decrease) in cash and cash equivalents	1,376	(9,646)
Cash and cash equivalents, beginning of period	11,037	20,683
Cash and cash equivalents, end of period	$12,413	$11,037
Supplemental disclosures of cash flow information
Cash paid (refunded) during the period for:
Interest	$25,738	$27,714
Income taxes paid	$10,462	$12,584
Income taxes refunded	$(86)	$(451)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$3,091	$816
Financing leases	$11,285	$9,124
Accounts payable and accrued expenses for capital expenditures for plant, equipment and leasehold improvements	$102	$462

				EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three Months and Year Ended December 31, 2023 and 2022
(dollars in thousands)
(Unaudited)

Net Sales
	Three Months Ended December 31,
	2023	2022	$ Change	% Change
Net sales by segment:
Debit and Credit	$82,098	$104,851	$(22,753)	(21.7)%
Prepaid Debit	20,951	22,126	(1,175)	(5.3)%
Eliminations	(177)	(541)	364	* %
Total	$102,872	$126,436	$(23,564)	(18.6)%

*Calculation not meaningful

	Year Ended December 31,
	2023	2022	$ Change	% Change
Net sales by segment:
Debit and Credit	$361,057	$390,559	$(29,502)	(7.6)%
Prepaid Debit	84,237	86,136	(1,899)	(2.2)%
Eliminations	(747)	(950)	203	* %
Total	$444,547	$475,745	$(31,198)	(6.6)%

Gross Profit
	Three Months Ended December 31,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$27,173	33.1%	$39,825	38.0%	$(12,652)	(31.8)%
Prepaid Debit	8,245	39.4%	7,673	34.7%	572	7.5%
Total	$35,418	34.4%	$47,498	37.6%	$(12,080)	(25.4)%

	Year Ended December 31,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$126,776	35.1%	$144,214	36.9%	$(17,438)	(12.1)%
Prepaid Debit	28,713	34.1%	31,553	36.6%	(2,840)	(9.0)%
Total	$155,489	35.0%	$175,767	36.9%	$(20,278)	(11.5)%

Income from Operations
	Three Months Ended December 31,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$19,008	23.2%	$31,198	29.8%	$(12,190)	(39.1)%
Prepaid Debit	6,991	33.4%	5,184	23.4%	1,807	34.9%
Other	(15,460)	* %	(13,732)	* %	(1,728)	(12.6)%
Total	$10,539	10.2%	$22,650	17.9%	$(12,111)	(53.5)%

	Year Ended December 31,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$94,906	26.3%	$110,045	28.2%	$(15,139)	(13.8)%
Prepaid Debit	24,927	29.6%	25,577	29.7%	(650)	(2.5)%
Other	(58,243)	* %	(56,492)	* %	(1,751)	(3.1)%
Total	$61,590	13.9%	$79,130	16.6%	$(17,540)	(22.2)%

EBITDA
	Three Months Ended December 31,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$21,227	25.9%	$33,436	31.9%	$(12,209)	(36.5)%
Prepaid Debit	7,848	37.5%	5,743	26.0%	2,105	36.7%
Other	(14,445)	* %	(12,554)	* %	(1,891)	(15.1)%
Total	$14,630	14.2%	$26,625	21.1%	$(11,995)	(45.1)%

	Year Ended December 31,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$103,960	28.8%	$118,478	30.3%	$(14,518)	(12.3)%
Prepaid Debit	27,786	33.0%	27,844	32.3%	(58)	(0.2)%
Other	(54,440)	* %	(52,673)	* %	(1,767)	(3.4)%
Total	$77,306	17.4%	$93,649	19.7%	$(16,343)	(17.5)%

Reconciliation of Income (Loss) from
Operations by Segment to EBITDA by Segment
	Three Months Ended December 31, 2023
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$19,008	$6,991	$(15,460)	$10,539
Depreciation and amortization	2,189	857	1,015	4,061
Other income (expenses)	30	—	—	30
EBITDA	$21,227	$7,848	$(14,445)	$14,630

	Three Months Ended December 31, 2022
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$31,198	$5,184	$(13,732)	$22,650
Depreciation and amortization	2,238	599	1,031	3,868
Other income (expenses)	—	(40)	147	107
EBITDA	$33,436	$5,743	$(12,554)	$26,625

	Year Ended December 31, 2023
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$94,906	$24,927	$(58,243)	$61,590
Depreciation and amortization	9,025	2,860	4,046	15,931
Other income (expenses)	29	(1)	(243)	(215)
EBITDA	$103,960	$27,786	$(54,440)	$77,306

	Year Ended December 31, 2022
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$110,045	$25,577	$(56,492)	$79,130
Depreciation and amortization	8,440	2,310	4,136	14,886
Other income (expenses)	(7)	(43)	(317)	(367)
EBITDA	$118,478	$27,844	$(52,673)	$93,649

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
EBITDA and Adjusted EBITDA:
Net income	$2,732	$12,477	$23,985	$36,540
Interest, net	6,678	7,282	26,913	29,616
Income tax expense	1,159	2,998	10,477	12,607
Depreciation and amortization	4,061	3,868	15,931	14,886
EBITDA	$14,630	$26,625	$77,306	$93,649

Adjustments to EBITDA:
Stock-based compensation expense	3,076	551	7,507	3,479
Sales tax (benefit) expense (1)	(105)	(56)	(70)	18
Restructuring and other charges (2)	2,302	—	4,531	—
Loss on debt extinguishment (3)	—	79	243	474
Foreign currency (gain) loss	(28)	4	(26)	83
Subtotal of adjustments to EBITDA	5,245	578	12,185	4,054
Adjusted EBITDA	$19,875	$27,203	$89,491	$97,703
Net income margin (% of Net sales)	2.7%	9.9%	5.4%	7.7%
Net income growth (% Change 2023 vs. 2022)	(78.1)%		(34.4)%
Adjusted EBITDA margin (% of Net sales)	19.3%	21.5%	20.1%	20.5%
Adjusted EBITDA growth (% Change 2023 vs. 2022)	(26.9)%		(8.4)%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Free Cash Flow:
Cash provided by operating activities	$11,775	$19,623	$34,041	$31,336
Capital expenditures for plant, equipment and leasehold improvements, net	(329)	(3,427)	(6,405)	(17,867)
Free cash flow	$11,446	$16,196	$27,636	$13,469

(1)	Represents estimated sales tax (benefit) expense relating to a contingent liability due to historical activity in certain states where it is probable that the Company will be subject to sales tax plus interest and penalties.
(2)	The 2023 amount represents accrued executive retention to be paid in 2024 and costs related to production facility modernization efforts.
(3)	The Company redeemed a portion of the 8.625% Senior Secured Notes in 2023 and 2022 and expensed the associated portion of the unamortized deferred financing costs.

	As of
	December 31,
	2023	2022
Calculation of Net Leverage Ratio:
Senior Notes	$267,897	$285,000
ABL revolver	—	5,000
Finance lease obligations	18,106	10,697
Total debt	286,003	300,697
Less: Cash and cash equivalents	(12,413)	(11,037)
Total net debt (a)	$273,590	$289,660
LTM Adjusted EBITDA (b)	$89,491	$97,703
Net Leverage Ratio (a)/(b)	3.1	3.0